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Exhibit 10.15

SEVERANCE AGREEMENT FOR STEPHEN A. SPEARMAN

        This SEVERANCE AGREEMENT (the "Agreement") is made and entered into as of the 24th day of March, 2004, by and between PHARMACOPEIA DRUG DISCOVERY, INC., a Delaware corporation (hereinafter, the "Company"), and Stephen A. Spearman, Ph.D., an individual (hereinafter, "Employee").

RECITALS

        WHEREAS, the Company is a wholly-owned subsidiary of Pharmacopeia, Inc., a Delaware company ("Pharmacopeia");

        WHEREAS, Pharmacopeia has announced publicly its intention to "spin-off" the Company to Pharmacopeia stockholders through the distribution of all of the issued and outstanding shares of the common stock, par value $.01 per share, of the Company held by Pharmacopeia (the "Spin-off"), which distribution is described in detail, and is subject to the conditions set forth, in the Registration Statement on Form 10 (as amended) filed by the Company with the United States Securities and Exchange Commission;

        WHEREAS, the Company desires to provide certain benefits and payments to Employee in the event of the termination of his employment with the Company within a specified period following the completion of the Spin-off; and

        WHEREAS, Employee desires to accept such benefits and payments on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

        1.     ACKNOWLEDGEMENT. Employee's acknowledges that his employment with the Company is AT WILL, and may be terminated at any time by the Company for any reason. In the event of termination of Employee's employment, the Company shall have no liability to Employee for compensation or benefits except as specified herein or as required by the Company's benefits policies or applicable law.

        2.     TERMINATION OF EMPLOYMENT DURING SPIN-OFF TRANSITION PERIOD. Notwithstanding anything in this Agreement to the contrary, in the event that (x) Employee's employment with the Company is terminated by the Company involuntarily without Cause (as defined in Section 3 below), or (y) Employee terminates his employment with the Company for Good Reason (as defined in Section 4 below), in any case during the period that begins on the date of the Spin-off and ends the later of the one-year anniversary of the Spin-off or the one year anniversary of the start date of a new CEO of the Company (the "Spin-off Transition Period"), in lieu of any other payments or benefits to which Employee may be entitled, the Company shall, upon the occurrence of such termination:

          (a)   Accrued and Unpaid Compensation and Benefits. Pay Employee all base salary earned, but not yet paid, as soon as reasonably practicable and shall provide benefits accrued, but not yet provided, up to the effective date of termination in accordance with the terms of any applicable plan;

          (b)   Base Salary. Continue to pay Employee each month an amount equal to one twelfth (1/12) of Employee's annual base salary in effect as of the date of this Agreement, which the parties acknowledge is Two Hundred Ninety Eight Thousand Dollars ($298,000) per year ("Base Salary"), for a period of eighteen (18) months or until the occurrence of any circumstance or event that would constitute Cause under Section 3;

          (c)   Incentive Bonus. Pay to Employee a lump sum in cash, not later than five (5) business days after such termination of employment, equal to the amount obtained by multiplying (x) one and one-half (1.5) times (y) Employee's Target Incentive Bonus (as defined below) for the year in which his employment is terminated as provided in this Section 2, whether or not the goals or targets are or would be met or payments would be made under the terms of the bonus plan underlying the Incentive Bonus (as defined below). For purposes of this Agreement, "Incentive Bonus" means amounts payable to Employee under the incentive or bonus plans adopted by the Company (or any successor thereto) for key employees (which plans may provide for an annual bonus payable based on the financial performance of the Company, on the attainment of certain strategic milestones by the Company and/or on the performance of Employee), and "Target Incentive Bonus" means sixty five percent (65%) of Employee's Base Salary;

          (d)   Unpaid Retention Bonus. In the event that the Company has not, prior to the time of Employee's termination, paid to Employee the "retention bonus" in the amount of Seventy Five Thousand Dollars ($75,000) described in the letter from the Company to Employee dated February 10, 2004 (the "Retention Bonus"), pay Employee a lump sum in cash equal to the Retention Bonus as soon as practicable following the termination of his employment;

          (e)   Medical Coverage. Maintain Employee's group medical coverage for a period of eighteen (18) months following the effective date of such termination, provided, that such coverage shall end when Employee obtains comparable coverage from another employer and, provided further, that coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), shall commence, if applicable, upon the expiration of such eighteen (18)-month period;

          (f)    Deferred Compensation. Immediately vest and pay to Employee a lump sum in cash, as soon as reasonably practicable, equal to the notional account balances, if any, of Employee in the Pharmacopeia Drug Discovery, Inc. Non-Qualified Deferred Compensation Plan or similar plan (the "Deferred Compensation Plan"), including Company contributions, if any;

          (g)   Outplacement Services. Provide executive outplacement assistance services from an organization mutually selected by Employee and the Company, up to a maximum value of $15,000; and

          (h)   Equity Compensation. Notwithstanding anything to the contrary contained in the Company's 2004 Stock Incentive Plan (the "2004 Plan"), in any other stock incentive plan of the Company or in the Pharmacopeia, Inc. 1994 Incentive Stock Plan (the "Pharmacopeia 1994 Plan"), take all such actions as are necessary or advisable to ensure that:

            (i)    Acceleration of Vesting. Any and all unvested stock options or other incentive awards that were granted or made to Employee prior to or during the term of this Agreement under the 2004 Plan, any such other Company stock incentive plan or the Pharmacopeia 1994 Plan shall immediately vest upon the date of termination of Employee's employment; and

            (ii)   Exercise Period. The expiration date of the exercise period for all options or other awards made or granted to Employee under the 2004 Plan, any such other Company plan or the Pharmacopeia 1994 Plan (whether vested prior to Employee's termination, or upon such termination as provided in clause (i) above) shall be the earlier of (1) eighteen (18) months following the date of Employee's termination or (2) the expiration of the term of such award.

  Anything contained in this Section to the contrary notwithstanding, Employee shall not be entitled to any of the benefits or payments set forth in this Section 2 if Employee either resigns and terminates such employment voluntarily (other than for Good Reason) or is terminated by the Company for Cause.

  For purposes of this Section 2, the term the "Company" shall include the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a business combination involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise), and all obligations of the Company under this Section 2 shall be assumed by any such corporation or company.

        3.     TERMINATION BY THE COMPANY FOR CAUSE. In the event that Employee's employment is terminated by the Company for Cause, the Company shall have no obligation to Employee other than the payment of all accrued, but unpaid, base salary and any unpaid expenses or expense reimbursements prior to the effective date of such termination. For purposes of this Agreement, "Cause" means the occurrence of any one or more of the following events or conditions:

          (i)    any gross failure on the part of Employee (other than by reason of Disability as provided in Section 6 below) to faithfully and professionally carry out Employee's duties or to comply with the other material provisions of this Agreement, which failure continues for thirty (30) days after written notice detailing such failure is delivered by the Company; provided, that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which notice has been given on a prior occasion;

          (ii)   Employee's dishonesty (which shall include without limitation any misuse or misappropriation of the Company's assets), or other willful misconduct (including, without limitation, any conduct on the part of Employee intended to injure the business of the Company);

          (iii)    Employee's conviction of any felony or of any other crime involving moral turpitude, whether or not relating to Employee's employment;

          (iv)  Employee's insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing Employee's duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same;

          (v)   Employee's failure to comply with a reasonable lawful written direction of the Company; or

          (vi)  any wanton or willful dereliction of duties by Employee.

The existence of any of the foregoing events or conditions shall be determined by the Company in the exercise of its reasonable judgment.

        4.     TERMINATION BY EMPLOYEE FOR GOOD REASON. In the event that Employee wishes to terminate his employment with the Company for Good Reason, he shall provide advance written notice to the Company specifying in reasonable detail the events or conditions upon which Employee is basing such termination. The Company will be given the opportunity, but shall have no obligation, to "cure" such events or conditions within thirty (30) days after the provision by Employee of such notice. For purposes of this Agreement, "Good Reason" means any one or more of the following events or conditions:

          (A)  the Company's breach of any of the material terms of this Agreement;

          (B)  the Company's requiring Employee, without his consent, to relocate from his residence or to commute more than fifty (50) miles from the offices of the Company or any of its subsidiaries at which he was principally employed on the date of this Agreement;

          (C)  a material diminution in Employee's title, duties or responsibilities or conditions of his employment from those in effect on the date of the Spin-off; or

          (D)  a reduction by more than fifteen percent (15%) in Employee's annual Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time after such date and prior to the delivery of such notice (other than such a reduction applicable generally to substantially all employees of the Company).

        5.     TERMINATION BY EMPLOYEE WITHOUT GOOD REASON. In the event that Employee voluntarily resign his position and terminates his employment with the Company without Good Reason, the Company shall have no obligation to pay compensation and provide benefits to Employee other than (i) the payment of all accrued and unpaid base salary, (ii) providing the benefits accrued, but not yet provided, up to the effective date of termination in accordance with the terms of any applicable plan, (iii) the payment of any other unpaid expenses or expense reimbursements prior to the effective date of such termination and (iv) post-termination benefits required by law.

        6.     DISABILITY. In the event that the Company terminates Employee's employment with the Company because (i) Employee becomes disabled for more than one hundred eighty (180) days in any twelve (12) month period, (ii) Employee is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or (iii) the Company determines, in the exercise of its reasonable judgment, that due to accident, mental or physical illness or any other reason, Employee cannot perform his duties, Employee shall be entitled to receive only those benefits provided under the Company's Long Term Disability Plan and the Employee's Stock Options will be treated under the provisions of the Disability section of the Employee Stock Option Plan.

        7.     DEATH. In the event of the death of Employee, his employment with the Company shall automatically terminate, and any obligation to continue to pay compensation and benefits shall cease as of the date of death, other than (i) the payment of all accrued and unpaid base salary, (ii) providing the benefits accrued, but not yet provided, up to the effective date of termination in accordance with the terms of any applicable plan, and (iii) the payment of any other unpaid expenses or expense reimbursements prior to the date of death.

        8.     DEDUCTIBILITY OF PAYMENTS. It is the intention of Employee and of the Company that no payments by the Company to or for the benefit of Employee under this Agreement or any other agreement or plan, if any, pursuant to which Employee is entitled to receive payments or benefits shall be nondeductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of Code Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Employee, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Sections 280G or any like statutory or regulatory provision, Employee shall determine which method shall be followed; provided that if Employee fails to make such determination within forty-five (45) days after the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

        9.     GENERAL RELEASE. Notwithstanding anything in this Agreement to the contrary, no payments shall be made or benefits provided by the Company under Section 2 prior to the execution by Employee at the time of termination of a general release in favor of the Company and its affiliates, and its and their respective officers, employees and directors, substantially in the form attached hereto as Exhibit I.

        10.   TAXES. Employee will be responsible for the payment of any tax liability incurred as a result of this Agreement. The Company may withhold tax on any payments or benefits provided to Employee as required by law or regulation.

        11.   NON-COMPETITION; NON-SOLICITATION.

          (a)   Restrictions. Employee shall not, during the course of Employee's employment with the Company or for a period of twelve (12) months thereafter, directly or indirectly:

            (i)    be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (including as an individual, principal, agent employee, consultant or otherwise) for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding any of the foregoing, Employee may make solely passive investments in any Competing Entity the common stock of which is "publicly held" and of which Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting power of such Competing Entity;

            (ii)   solicit or divert any business or any customer or known prospective customer from the Company or assist any person or entity in doing so or attempting to do so;

            (iii)    cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so; or

            (iv)  solicit for employment, or advise or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

          (b)   Effect on the Company's Obligations. The Company's obligation to make payments and provide the other benefits pursuant to Section 2 above shall terminate in the event that, and at such time as, Employee is in breach of Employee's obligations set forth in Section 11(a) above.

          (c)   Definitions. For purposes of this Section 11:

            (i)    "Competing Entity" means any entity which is presently or hereafter engaged in any business of the type or character engaged in by the Company or any of its subsidiaries including, without limitation, (A) the business of providing to third parties products or services for pre-clinical drug discovery or chemical development which (x) include the outlicensing of small molecule libraries, the undertaking of drug candidate screening, and/or related drug optimization activities, or (y) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services or (B) any business which is otherwise competitive with a business conducted by the Company or any of its subsidiaries; and

            (ii)   "Territory" means North America, Europe and Japan.

    Notwithstanding anything in the above to the contrary, Employee may engage in the activities set forth in Section 11(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld. Further, in determining whether a specific activity by Employee for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (A) the duties to be performed by Employee and (B) the business activities of the Competing Entity at the time of Employee's proposed engagement by such entity.

          (d)   Acknowledgement. Employee acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company's legitimate business interests (including without limitation the Company's confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company's net worth and in which the Company has a property interest). Employee acknowledges and agrees that, in the event that Employee breaches any of the covenants set forth in this Section, the Company shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law. If any covenant set forth in this Section 11 is deemed invalid or unenforceable for any reason, it is the parties' intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent) to render it valid and enforceable in all respects. In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties' intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid and enforceable in all respects.

        12.   ARBITRATION. Any and all disputes between the parties (except actions to enforce the provisions of Section 11 of this Agreement) arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association's then-in-effect National Rules for the Resolution of Employment Disputes (hereinafter, "Rules"). The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and, unless expressly required by law, each side shall bear its own costs and counsel fees in such arbitration. Any arbitration hereunder shall be conducted in Princeton, New Jersey or at such other location as mutually agreed by the parties. Any arbitration award shall be final and binding on the parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement. The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in any United States District Court in the State of New Jersey. The parties consent to the jurisdiction of (and the laying of venue in) any such court.

        13.   NOTICES. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

    (a) If to the Company, to:

      Pharmacopeia Drug Discovery, Inc.
      3000 Eastpark Blvd.
      Cranbury, NJ 08512
      Attn.: General Counsel

    (b) If to Employee, to:

      Stephen A. Spearman, Ph.D.
      16 Banyan Road
      Skillman, NJ 08558

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

        14.   WAIVER. The waiver by the Company or Employee of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee or the Company, as applicable of any provision of this Agreement.

        15.   SEVERABILITY. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that in the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect. Moreover, if any of the provisions of this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed by limiting or reducing it to the extent legally permitted so as to be enforceable to the extent compatible with then applicable law.

        16.   SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the heirs, executors or personal representatives of Employee. This Agreement may not be assigned by Employee. This Agreement may be assigned to any successor in interest to the Company (including by way of merger, consolidation or reorganization, or by way of any assignment of all or substantially all of the Company's assets, business or properties), and Employee hereby consents to such assignment.

        17.   ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the recitals and Exhibits (which are a part hereof), together with the applicable bylaws and policies of the Company, constitutes the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied. This Agreement supersedes any and all prior or contemporaneous agreements, oral or written, concerning Employee's employment and compensation. This Agreement may be amended only in writing signed by Employee and the Chief Executive Officer or Executive Vice President, Human Resources of the Company.

        18.   COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        19.   GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws (other than conflicts of laws principles) of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PHARMACOPEIA DRUG DISCOVERY, INC.
By:
Joseph A. Mollica, Ph.D. President and Chief Executive Officer
Stephen A. Spearman, Ph.D.

Exhibit I

General Release

        IN CONSIDERATION OF the terms and conditions contained in the Severance Agreement, dated as of the 24th day of March, 2004, (the "Severance Agreement") by and between Stephen A. Spearman ("Employee") and Pharmacopeia Drug Discovery, Inc. (the "Company"), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its subsidiaries, divisions, affiliates and parents, and their respective past, current and future officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively the "Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever ("Claims ") which Employee and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof. This General Release of Claims includes, without limitation, any and all matters relating to Employee's employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. ("ERISA"), the Pennsylvania Human Relations Act, as amended, 43 P.S. §§ 955 et. seq., and any other equivalent or similar federal, state, or local statute; provided, however, that Employee does not release or discharge the Released Parties from (i) any of the Company's obligations to him under the Severance Agreement, and (ii) any vested benefits to which he may be entitled under any employee benefit plan or program subject to ERISA. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Employee, any such wrongdoing being expressly denied.

        Employee represents and warrants that he fully understands the terms of this General Release, that he is hereby advised to consult with legal counsel before signing, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, Employee understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

        Employee further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this general release shall preclude or prevent Employee from filing a claim, which challenges the validity of this general release solely with respect to Employee's waiver of any Losses arising under the ADEA. Employee shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

        Employee may take twenty-one (21) days to consider whether to execute this General Release. Upon Employee's execution of this General Release, Employee will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, Employee must present written notice of such revocation to the Company's Chief Executive Officer. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the "Effective Date").

        INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Stephen A. Spearman
Dated:

NOTARIZATION

State of                                                                                 )
County of                                                                              )                         ss.

        On this            day of            in the year 2004 before me, the undersigned, personally appeared            ; personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity as an individual, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public

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SEVERANCE AGREEMENT FOR STEPHEN A. SPEARMAN
RECITALS
Exhibit I General Release